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                                        INTERCO INCORPORATED

                            STATEMENT RE COMPUTATION OF NET EARNINGS PER COMMON SHARE





                                                               Year          Year    Five Months    Five Months
                                                              Ended         Ended          Ended          Ended
                                                        December 31,  December 31,   December 31,      August 2,
                                                               1994          1993       1992 (5)       1992 (6)
                                                        -----------   -----------    -----------    -----------
Primary:

Weighted average common shares outstanding during the
  period..............................................  50,035,868    50,001,110     50,000,000     38,795,695

Common shares issuable if all Series D preferred stock
  had been converted at the date of issuance..........         -             -              -              -

Common shares issuable on exercise of stock options (1)    789,958       850,349            -              -

Common shares issuable on exercise of warrants (2)....     669,006       523,991            -              -

Weighted average common and common equivalent shares
  outstanding for primary calculation.................  51,494,832    51,375,450     50,000,000     38,795,695

Fully diluted:

Weighted average common and common equivalent shares
  outstanding for primary calculation................   51,494,832    51,375,450     50,000,000     38,795,695

Common shares issuable on exercise of stock options (3)     11,519        21,216            -              -

Common shares issuable on exercise of warrants (4)...          -             -              -              -

Weighted average common and common equivalent shares
  outstanding for fully diluted calculation..........  51,506,351    51,396,666     50,000,000     38,795,695


                                        INTERCO INCORPORATED

                   NOTES TO STATEMENT RE COMPUTATION OF NET EARNINGS PER COMMON SHARE



     (1)  Includes common stock  options, the  exercise of which  would
result  in dilution of  net earnings  per common share.   Such common stock
options have been considered as exercised and the proceeds therefrom were used to purchase common stock at the average common stock market price, if the average common stock market price was higher than the common stock option exercise price during the period.

     (2) Includes common stock warrants, the exercise of which would result in dilution of net earnings per common share. Such common stock warrants have been considered as exercised and the proceeds therefrom were used to purchase common stock at the average common stock market price, if the average common stock market price was higher than the common stock warrant exercise price during the period.

     (3) Additional common shares issuable resulting from the application of the same principles described in Note (1), except that the proceeds from assumed common stock options exercised were used to purchase common stock at the month end common stock market price, if the month end common stock market price was higher than the average common stock market price during the period.

     (4) Additional common shares issuable resulting from the application of the same principles described in Note (2), except that the proceeds from assumed common stock warrants exercised were used to purchase common stock at the month end common stock market price, if the month end common stock market price was higher than the average common stock market price during the period.

     (5) Subsequent to the Company's emergence from Chapter 11, net earnings per common share was calculated based on the common stock issued
in accordance with the Plan of Reorganization.   The stock options and
warrants issued pursuant to the Plan were considered common stock equivalents, but were not dilutive for purposes of computing net earnings per common share for the five months ended December 31, 1992.

     (6)  Prior to  the emergence  from Chapter  11,  common stock equivalents and  the conversion  of Series  D Preferred Stock were not included in the computations of net earnings per common share as they were
not dilutive.    Pursuant to  the Plan  of  Reorganization, the Company
cancelled all outstanding equity securities effective with the beginning of business on August 3, 1992 and issued new common stock. Accordingly, net earnings per common share prior to August 3, 1992, are not comparable.

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